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EXHIBIT 10.30

Amended and Restated Revolving Loan Agreement

        The Revolving Loan Agreement, dated as of December 1, 2001, (the "Effective Date") between The Dow Chemical Company, a Delaware corporation (the "Borrower"), and Union Carbide Corporation, a New York corporation (the "Lender"), amended by the Revolving Loan Amendment Number 1 dated July 1, 2002, is hereby amended and restated effective as of January 1, 2004, as follows:

1.     DEFINITIONS

        1.1   "Advance(s)" has the meaning stated in Section 2.1.

        1.2   "Agreement" means this Revolving Loan Agreement.

        1.3   "Borrower" has the meaning stated in the preamble.

        1.4   "Business Day" means a day of the year on which banks are open for business in Midland, Michigan, and not required or authorized to close in New York City, New York.

        1.5   "Commitment" has the meaning stated in Section 2.1.

        1.6   "Control" has the meaning stated in Section 7.10.

        1.7   "Effective Date" has the meaning stated in the preamble.

        1.8   "Event(s) of Default" has the meaning stated in Section 6.1.

        1.9   "Interest Period" means the period commencing on the first Business Day of each calendar month and ending on the day immediately preceding the first Business Day of the succeeding calendar month.

        1.10 "Interest Rate" has the meaning stated in section 2.3.

        1.11 "Lender" has the meaning stated in the preamble.

        1.12 "LIBOR" means the rate for deposits in U.S. Dollars for a period of one month which appears on the Telerate Page 3750 as of 11:00 a.m., London time, on the date that is two Business Days prior to the first day of the applicable Interest Period.

        1.13 "Loan" has the meaning stated in Section 2.1.

        1.14 "Maturity Date" means April 30, 2012.

2.     AMOUNTS AND TERMS OF THE ADVANCES

        2.1   Advances.

        The Lender agrees, on the terms and conditions stated in this Agreement, to make advances to the Borrower (the "Advance(s)") in an aggregate outstanding amount not to exceed $1,000,000,000 (One Billion U.S. Dollars) (the "Commitment") during the period from the Effective Date to the Maturity Date. The amount of Advances outstanding from time to time under this Agreement is referred to as the "Loan." The amount of Advances repaid pursuant to Section 2.4(d) below prior to the Maturity Date, may be reborrowed subject to the limitations contained in this Agreement.

        2.2   Making the Advances.

        Each Advance shall be made in accordance with the intercompany cash management program then in effect between the Borrower and the Lender.

        2.3   Interest.

          (a)   The Loan bears interest from day to day at an interest rate per annum (the "Interest Rate") equal to the lesser of:

            (i)    LIBOR plus 1/8 percent; and

            (ii)   the maximum rate allowable by law.

          Interest accrues on the unpaid principal amount of each Advance from the date each Advance is made and is payable in accordance with Section 2.4.

          (b)   The Interest Rate for each Interest Period is calculated by Lender prior to each Interest Period. Such calculation is conclusive and binding absent manifest error.

          (c)   Interest is calculated on the basis of a 360-day year for actual days occurring during the Interest Period.

        2.4   Repayment and Prepayment.

          (a)   The unpaid principal amount of the Loan is due and payable on the Maturity Date.

          (b)   Interest on the unpaid principal amount of the Loan will be capitalized and added to the unpaid principal amount of the Loan on the first Business Day of each calendar month. Notwithstanding the foregoing, all accrued and unpaid interest is due and payable on the Maturity Date.

          (c)   All amounts owing by Borrower to Lender pursuant to the terms and conditions of this Agreement (the "Obligations") are due and payable on the Maturity Date. Notwithstanding the immediately preceding sentence Lender may demand payment from Borrower of all or any part of the Obligations, at any time and from time to time, along with accrued but unpaid interest on the principal amount to be repaid; provided that the repayment date with respect to any such amounts shall be at least 30 days after Borrower's receipt of written notice from Lender.

          (d)   Borrower may prepay in whole or in part, without premium or penalty, all amounts advanced under the Loan, at any time or from time to time, along with accrued but unpaid interest on the principal amount being repaid.

        2.5   Interest on Overdue Principal.

          (a)   All past due principal, and to the extent permitted by law, interest on all past due principal, bears interest from the date such unpaid amount is due until the date such unpaid amount is paid in full, payable on demand, at an interest rate per annum equal to the lesser of:

            (i)    one percent per annum above the Interest Rate; and

            (ii)   the maximum rate allowed by law.

          (b)   Without prejudice to the rights of the Lender pursuant to Section 2.5(a), the Borrower indemnifies the Lender against any actual loss or expense which it may sustain or incur as a result of the failure by the Borrower to pay when due any principal or interest pursuant to Section 2.4 and 2.5. A certificate signed by an officer of the Lender setting forth the basis for the determination of the amounts necessary to indemnify the Lender in respect of any loss or expense, submitted to the Borrower by the Lender, is conclusive and binding for all purposes absent manifest error.

        2.6   Commitment Fee.

        No commitment fee is payable under this Agreement.

        2.7   Payments.

          (a)   The Borrower agrees to make each payment with respect to this Agreement in the same currency in which the Advance was made. Each payment will be made to the Lender's account at a bank to be designated by the Lender.

          (b)   Whenever any payment to be made under this Agreement is stated to be due on a day other than a Business Day, such payment shall be made on the immediately succeeding Business Day.

        2.8   Cancellation or Reduction of Unused Commitment.

        Either party may by prior written notice at any time and from time to time, wholly cancel or permanently reduce the Lender's unused Commitment under this Agreement.

        2.9   Evidence of Debt.

        The Lender maintains in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower resulting from each Advance made from time to time and the amounts of principal and interest payable and paid from time to time under this Agreement. In any legal action or proceeding in respect of this Agreement, the entries made in such account or accounts are, in the absence of manifest error, conclusive evidence of the existence and amounts of the obligations of the Borrower.

        2.10 Right of Set-off

        (a)   On March 25, 2003 Lender and Borrower entered into a Revolving Credit Agreement as amended by the First Amendment to Revolving Credit Agreement effective as of March 25, 2003 and the Second Amendment to Revolving Credit Agreement effective as of January 1, 2004 (the "Credit Agreement"), whereby Borrower agreed to provide Lender with, among other things, access to Credit Enhancements and the Univation Undertaking (each as defined in the Credit Agreement). Borrower is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all funds at any time held and other indebtedness or other amounts at any time owing by Borrower or its affiliates (other than Lender and its subsidiaries) to or for the credit or the account of Lender or its subsidiaries, including any Loans under this Agreement, against any and all amounts owing by Lender to Borrower as a result of payments made by the Borrower with respect to a Credit Enhancement or the Univation Undertaking now or in the future, whether or not Borrower shall have made any demand under the Credit Agreement or this Agreement. Such set-off shall be immediate and automatic. Borrower agrees promptly to notify Lender after any such set-off is made by Borrower; provided, however, that the failure to give such notice shall not affect the validity of such set-off. The rights of Borrower under this Section 2.10 (a) are in addition to the other rights and remedies (including other rights of set-off under Section 10.5 of the Credit Agreement and any other rights of set-off) which Borrower may have.

        (b)   Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all funds at any time held and other indebtedness or other amounts at any time owing by Lender or its subsidiaries to or for the credit or the account of Borrower or its affiliates (other than Lender and its subsidiaries), including any Loans under the Credit Agreement, against the Obligations, whether or not Lender shall have made any demand under this Agreement or otherwise. Such set-off shall be immediate and automatic. Lender agrees promptly to notify Borrower after any such set-off is made by Lender; provided, however, that the failure to give such notice shall not affect the validity of such set-off. The rights of Lender under this Section 2.10 (b) are in addition to the other rights and remedies (including any other rights of set-off) which Lender may have.

3.     CONDITIONS OF LENDING

        The obligation of the Lender to make any Advance under this Agreement is subject to the conditions precedent that on the date this Agreement is executed and the date of such Advance:

        3.1   The following statements are true (and the acceptance by the Borrower of the proceeds of any Advance or the benefits of any Advance constitutes a representation and warranty by the Borrower that on the date of such Advance such statements are true):

          (a)   The representations and warranties contained in Section 4.1 are correct; and

          (b)   No event has occurred and is continuing, or would result from such Advance, which constitutes an Event of Default or would constitute an Event of Default but for the requirements that notice be given or time elapse or both; and

        3.2   The Lender shall have received such other approvals, opinions, or documents as the Lender may reasonably request.

4.     REPRESENTATIONS AND WARRANTIES OF BORROWER

        The Borrower represents and warrants as follows:

        4.1   The Borrower is a company duly organized, validly existing and in good standing under the laws of the state or country indicated in the preamble;

        4.2   The execution, delivery and performance by the Borrower of this Agreement are within the Borrower's corporate powers, have been duly authorized by all necessary corporate action, and do not contravene:

          (a)   the Borrower's Articles of Incorporation or Bylaws; or

          (b)   any law or any judgment or contractual restriction binding on or affecting the Borrower;

        4.3   No authorization or approval (including exchange control approval) or other action by, and no notice to or filing with, any governmental authority or regulatory body which has not already been obtained or made is required for the due execution, delivery and performance by the Borrower of this Agreement; and

        4.4   This Agreement is the legal, valid and binding obligation of the Borrower enforceable against Borrower in accordance with its terms.

5.     COVENANTS OF THE BORROWER

        So long as any Advance remains unpaid or the Lender has any Commitment, the Borrower will, unless the Lender otherwise consents in writing, furnish to the Lender:

        5.1   As soon as practicable and in any event within five Business Days after the occurrence of each Event of Default, or each event which with notice or lapse of time or both would become an Event of Default, which is continuing on the date of such statement, a statement of an authorized representative of the Borrower setting forth details of such Event of Default or event and the action which the Borrower proposes to take with respect to such Event of Default or event; and

        5.2   Such other information respecting the business, properties or the condition or operations, financial or otherwise, of the Borrower as the Lender may from time to time reasonably request.

6.     EVENTS OF DEFAULT

        If any of the following events ("Event(s) of Default") occur and continue:

        6.1   The Borrower fails to pay any installment of principal or interest on any Advance when due; or

        6.2   Any representation or warranty made by the Borrower (or any of its authorized representatives) under or in connection with this Agreement proves to have been incorrect in any material respect when made; or

        6.3   The Borrower fails to perform or observe any other term, covenant or agreement contained in this Agreement on its part to be performed or observed and any such failure shall remain unremedied for 15 days after written notice has been given to the Borrower by the Lender; or

        6.4   The Borrower

        (a)   fails to pay any indebtedness (other than indebtedness resulting from the Advances) of the Borrower, or any interest or premium on any indebtedness, when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) and such failure continues after the applicable grace period, if any, specified in the agreement or instrument relating to such indebtedness; or

        (b)   fails to perform or observe any term, covenant or condition on its part to be performed or observed under any agreement or instrument relating to any such indebtedness, when required to be performed or observed, and such failure continues after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such failure to perform or observe is to accelerate, or to permit the acceleration of, the maturity of such indebtedness; or any such indebtedness shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), prior to the stated maturity of any such indebtedness; or

        6.5   The Borrower is adjudicated a bankrupt or admits in writing its inability to pay its debts as they mature, or make an assignment for the benefit of creditors; or the Borrower applies for or consents to the appointment of any receiver, trustee, or similar officer for it or for all or any substantial part of its property, or such receiver, trustee or similar officer is appointed without the application or consent of the Borrower and such appointment continues undischarged for a period of 60 days; or the Borrower institutes (by petition, application, answer, consent or otherwise) any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, dissolution, liquidation or similar proceeding relating to it under the laws of any jurisdiction, or any such proceeding is instituted (by petition, application or otherwise) against the Borrower and remains undismissed for a period of 60 days; or any judgment, writ, warrant of attachment or execution or similar process is issued or levied against a substantial part of the property of the Borrower and such judgment, writ, or similar process is not released, vacated or fully bonded within 60 days after the final date for appeal or response to such judgment or other process, or in any event later than five days prior to the date of any proposed sale under such judgment, writ or similar process;

        then, and in any such event, the Lender may by notice to the Borrower, (i) declare the Lender's obligation to make Advances terminated, whereupon the same shall terminate, and (ii) declare the Obligations immediately due and payable, without presentment, demand, protest or further notice of any kind, all of which are expressly waived by the Borrower.

7.     MISCELLANEOUS

        7.1   Priority

        Any payments made by Lender to Borrower will be considered first to be payments made in accordance with the provisions of the Credit Agreement. Once all payments required to be made under such agreement have been made any additional payments will be considered to be Loans under this Agreement.

        7.2   Amendments.

        No amendment or modification of any provision of this Agreement or any instrument delivered under this Agreement is effective unless the same is in writing and signed by an authorized representative of the Lender.

        7.3   Notices.

        All written notices and other communications delivered by hand or sent by first class mail are effective when received, and when sent by Telex, e-mail or facsimile are effective when sent:

        To the Borrower at:

The Dow Chemical Company

    2030 Dow Center
    Midland, MI 48674
    Attention: Treasurer

    and if to the Lender at:

    Union Carbide Corporation
    39 Old Ridgebury Road
    Danbury, CT 06817-0001
    Attention: Treasurer

or, as to each party, at such other address as designated by such party in a written notice to the other party.

        7.4   No Waiver; Remedies.

        No failure or delay on the part of the Lender to exercise any right under this Agreement operates as a waiver of this Agreement. Nor does any single or partial exercise of any right under this Agreement preclude any other or further exercise of any right under this Agreement or the exercise of any other right. The remedies provided in this Agreement are cumulative and not exclusive of any remedies provided by law.

        7.5   Changes in Applicable Tax Laws.

        If any time during the term of the Loan under this Agreement, any applicable tax law is changed in such a manner that it increases the Lender's cost of maintaining the Loan, the Borrower agrees to reimburse the Lender for all such additional costs; provided, however, that if the Borrower is prevented or unable for any reason to reimburse the Lender for such additional costs of maintaining the Loan, then the unpaid principal amount of the Loan, together with interest on the Loan, shall be repaid.

        7.6   Costs and Expenses.

        The Borrower agrees to pay on demand all losses and all costs and expenses, if any, in connection with the enforcement of this Agreement and any instruments or other documents delivered under this Agreement, including, without limitation, losses, costs and expenses sustained as a result of a default by the Borrower in the performance of its obligations contained in this Agreement or any instrument or document delivered under this Agreement.

        7.7   Binding Effect; Assignment.

        This Agreement is binding upon and inures to the benefit of the Borrower and the Lender. Neither the Borrower nor the Lender have the right to assign any of their respective rights under this Agreement or any interest in this Agreement without the prior written consent of the other party to this Agreement.

        7.8   Governing Law.

        This Agreement is governed by and construed in accordance with the laws of the State of New York, U.S.A., without regard to its provisions concerning conflicts of law.

        7.9   Severability.

        In the event that a court of competent jurisdiction determines that any portion of this Agreement is in violation of any statute or public policy, then only the portions of this Agreement that violate such statute or public policy are stricken. All portions of this Agreement that do not violate any statute or public policy continue in full force and effect. Any court order striking any portion of this Agreement modifies the stricken terms as narrowly as possible to give as much effect as possible to the intentions of the parties pursuant to this Agreement.

        7.10 Change of Control Provision.

        Notwithstanding paragraph 2.4 of this Agreement, after any change of Control (as defined below) of the Borrower, or any proposal, either public or private, that the Lender believes, in good faith, to be a bona fide proposal to effect any change of Control (as defined below) of the Borrower, the Lender may, at its option, upon notice to the Borrower declare the obligation of the Lender to make advances or loans under this Agreement to be terminated and declare all principal, interest, and other amounts payable under this Agreement to be immediately due and payable, whereupon the same shall become immediately due and payable. For purposes of this Agreement, "Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of any individual, corporation, partnership, unincorporated association or other entity, whether through the ownership of voting stock, by contract or otherwise. A person or entity who is the owner of 20% or more of an entity's outstanding voting stock shall be deemed to have Control of such corporation.

        IN WITNESS WHEREOF, the parties have caused this Amended and Restated Revolving Loan Agreement to be duly executed by their duly authorized representatives.

BORROWER:		LENDER:
The Dow Chemical Company		Union Carbide Corporation
By:	/s/ J. P. REINHARD	By:	/s/ EDWARD W. RICH
Name:	J. P. Reinhard	Name:	Edward W. Rich
Title:	Executive Vice President and Chief Financial Officer	Title:	Chief Financial Officer, Vice President and Treasurer

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  EXHIBIT 10.30
Amended and Restated Revolving Loan Agreement